EXHIBIT 99.1

GOLDEN PHOENIX ACTIVATES ITS TOP LEADERSHIP:

PRAHL MADE COO; MARTIN NAMED PRESIDENT;

CALDWELL REPLACES RIPLEY AS CEO

•	PRODUCT SALES AT WORLD'S NEWEST MOLY MINE
•	TRIGGER ACTION PLAN --

SPARKS, NV, Feb 5, 2007 - Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM - News) is pleased to announce its next stage of development with the appointment of Donald R. Prahl to Chief Operating Officer, Robert P. Martin to President and David A. Caldwell to Chief Executive Officer. Kenneth S. Ripley steps down as CEO following successful completion of a 24-month turnaround that makes Golden Phoenix the world’s newest primary molybdenum producer following the start of sales at its Ashdown mine, located in Humboldt County, Nevada.

The promotions were triggered by last week’s sale and shipment of approximately half-a-million dollars worth of molybdenum concentrate by the Ashdown Project LLC. Golden Phoenix is the majority owner, manager and operator of the Ashdown mine and mill.

Donald Prahl, former Vice President and General Manager for the Barrick Goldstrike Mine in Nevada and the Cyprus-Amax Sierrita copper and molybdenum mine in Arizona, will continue to guide the ramp-up of moly production and sales at Ashdown. David Caldwell and Robert Martin, former President and Executive Vice President respectively, now join CFO Dennis Gauger in taking on the Company’s key strategic and administrative duties beginning with a value-building program designed to increase Company name recognition and financial opportunities. Kenneth Ripley, who led Golden Phoenix through a two-year campaign to build the Ashdown mine and start production, will return to the Seattle area to resume daily management of his commercial real estate holdings. He remains an active shareholder.

Addressing the new appointments, David Caldwell said, “When Ken Ripley was asked to lead our recovery back in January of 2005, the Board of Directors had no idea how fully he would commit himself personally, professionally and financially. As a result of his extraordinary efforts, Golden Phoenix is now a leaner, smarter, stronger company, with

EXHIBIT 99.1

declining debt and rising cash flow. We are deeply grateful to Ken for delivering a working mine to a revitalized enterprise; it is our job to build on that foundation.”

Don Prahl added, “Insofar as my career has focused on optimizing profitability at large-scale gold, moly and copper mines, I intend to build Golden Phoenix and its resource portfolio into something we can all be proud of. With Ashdown now projected to cash flow and self-fund, my first task is to see that it has the people and equipment needed to reach full-scale production as soon as practical. I have also started work on the feasibility studies needed to bring our Mineral Ridge gold and silver property back on line. I am totally committed to establishing exceptional mining opportunities for the benefit of every one of our shareholders.”

Robert Martin concluded, “Dave, Don and I have forged a bond in the course of building a new future for Golden Phoenix. My business drive coupled with Don’s deep industry knowledge fit well with Dave’s exploration skills and public company experience. Add in Dennis Gauger’s corporate governance and compliance background, and I believe we have a balanced team that hears our stockholders loud and clear: Grow share value, ramp-up moly sales, stoke-up reserve capital, reopen Mineral Ridge, and expand reserves through exploration at Ashdown, Mineral Ridge and Northern Champion.”

Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to deliver value to its shareholders by acquiring, developing and mining superior precious and strategic metal deposits in North America using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix owns the Mineral Ridge gold and silver property near Silver Peak, Nevada, the Northern Champion molybdenum mine in Ontario, Canada, and is manager/operator and majority owner of the Ashdown Project LLC gold and molybdenum property held jointly by Golden Phoenix Minerals, Inc. and Win-Eldrich Mines, Ltd. of Toronto, Canada through its US subsidiary, Win-Eldrich Gold, Inc.

Visit the Golden Phoenix Web site at http://www.Golden-Phoenix.com/

Forward-Looking Statements. Certain statements included herein may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the Company's Form 10-KSB, Form 10-QSB and other filings with the Securities and Exchange Commission.

EXHIBIT 99.1

These forward-looking statements are made as of this date and the Company assumes no obligation to update such forward- looking statements as a result of a number of factors.

CONTACT:

Golden Phoenix Minerals, Inc.

Robert Martin

President

775/853-4919

E & E Communications

Paul Knopick

949/707-5365

pknopick@eandecommunications.com

Source: Golden Phoenix Minerals, Inc.